Exhibit (a)(9)


        NEWS RELEASE

        CONTACT:

        Daniel Burch
        MacKenzie Partners, Inc.
        (212) 929-5748

        FOR IMMEDIATE RELEASE:

                 DOCP ACQUISITION LLC EXTENDS OFFER FOR SHARES
                         OF DELAWARE OTSEGO CORPORATION

        COOPERSTWON, NEW YORK, September 22, 1997 -- Delaware Otsego Corporation (NASDAQ: DOCP) announced that DOCP Acquisition LLC, which has made a cash tender offer for the outstanding common shares of DOCP, has extended the expiration date of such tender offer to 5:00 p.m., New York City time, on Tuesday, September 23, 1997.

        According to Citibank, N.A., which is acting as depositary for the tender offer, approximately 1,738,945 DOCP common shares had been tendered and not withdrawn pursuant to the tender offer (including 50,369 shares tendered by notice of guaranteed delivery) as of midnight on September 19th.

        Delaware Otsego Corporation, a New York corporation, is a railroad holding company, with headquarters in Cooperstown, New York.

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